U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURTIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) October 25, 2011

CITY CAPITAL CORPORATION
(Exact Name of Company as Specified in Its Charter)

Nevada	33-5902	22-2774460
(State or other Jurisdiction of Incorporation)	( Commission File Number)	(I.R.S. Employer Identification No.)

3395 W. Cheyenne Avenue Suite 111 North Las Vegas, NV.	89032
(Address of Principal Executive Offices)	(Zip Code)

Company’s telephone number, including area code:	(702) 294-0111

233 S. WACKER DR. 84TH FLOOR CHICAGO, IL. 60606
(Former name or Former address if Changed Since Last Report)

Check the Appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions;

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement comm.. pursuant to Rule 14d- 2(b) under the Exchange Act (17CFR 240-14d-2(b)
☐	Pre- commencement comm.. pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Director; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2011, Jeffery M. Smuda tendered his resignation effective immediately as a Director, Chief Executive Officer and Chairman.  Mr. Smuda’s resignation was not the result of nay disagreements with the Company regarding its operations, policies, or practices.

On October 25, 2011 Donald M. MacIntyre was elected as Chairman and Chief Executive Officer of the Company.

Mr. MacIntyre is an Engineer with thirty years of experience in manufacturing, inventing and selling electrical products.  He has held Senior management positions in various domestic and international corporations.

On October 25, 2011 Al Lipinski was appointed to the Board of Directors and as Vice President of the corporation.

Mr. Lipinski is an Electrical Engineer with thirty years of experience in business with various large national corporations.  Mr. Lipinski is well versed in sales and marketing as well as the needs of electrical power use and generation.

On October 25, 2011 Perry E. Barker was appointed to the board of directors of the company.  Mr. Barker will serve as the outside board member.

Mr. Barker is national sales manager for an international organization and has over thirty years experience in designing and selling products to the silicon chip industry.  Mr. Barker’s expertise in sales and marketing should be a great benefit for the company.

8.01 Other Events.

Change of Address:

City Capital Corporation
3395 W/ Cheyenne Ave. Suite 111
North Las Vegas, NV. 89032

9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

10.1:  Note #1 in the amount of $65,000.00 dated February 25, 2008
10.2:  Note #2 in the amount of $75,000.00 dated June 10, 2008
10.3:  Note #3 in the amount of $70,000.00 dated August 22, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CITY CAPITAL CORPORATION

Dated: December 14, 2011

/s/ Donald M. MacIntyre

Donald M. MacIntyre
Chief Executive Officer